EXHIBIT 23.3

                  Independent Auditors' Consent

The Board of Directors
Sovereign Bancorp, Inc;
(Successors of First State Financial Services, Inc.)

     We consent to the incorporation by reference in the Registration Statement on Form S-3 of Sovereign Bancorp, Inc. and in the related prospectus of our report dated November 26, 1996 relating to the consolidated statements of operations, stockholders' equity and cash flows of First State Financial Services, Inc. for the year ended September 30, 1996, which report appears in the 1998 Annual Report on Form 10-K/A of Sovereign Bancorp, Inc. and the reference to our Firm under the heading "Experts" in the registration statement on Form S-3 and the related prospectus.

                              /s/ KPMG LLP

                              KPMG LLP

Short Hills, New Jersey
September 8, 1999